Exhibit 99.1
PRESS RELEASE
For further information, contact:

David W. Pijor, Esq., Chairman and Chief Executive Officer
Phone: (703) 436-3802
Email: dpijor@fvcbank.com

Patricia A. Ferrick, President
Phone: (703) 436-3822
Email: pferrick@fvcbank.com
FOR IMMEDIATE RELEASE – January 23, 2025

FVCBankcorp, Inc. Announces Fourth Quarter and Full Year 2024 Earnings
Continued Growth in Profitability, Net Interest Income and Margin

Fairfax, VA-FVCBankcorp, Inc. (NASDAQ: FVCB) (the “Company”) today reported its financial results for the fourth quarter and full year of 2024.

Fourth Quarter Selected Financial Highlights
•Net Income Increased 5% Compared to the Prior Quarter. Net income totaled $4.9 million, or $0.26 diluted earnings per share, for the quarter ended December 31, 2024, compared to net income of $4.7 million, or $0.25 diluted earnings per share, for the quarter ended September 30, 2024. Return on average assets for the quarter ended December 31, 2024 was 0.90%, an increase from 0.85% for the quarter ended September 30, 2024.
•Net Interest Margin Improved 17% Compared to the Year Ago Quarter. Net interest income increased $2.3 million, or 18%, to $14.9 million for the fourth quarter 2024, compared to $12.7 million for the year ago quarter ended December 31, 2024. Net interest margin increased 40 basis points, or 17%, to 2.77% for the fourth quarter of 2024, compared to 2.37% for the fourth quarter of 2023. On a linked quarter basis, net interest margin increased 13 basis points, or 5%, from 2.64% for the three months ended September 30, 2024, the fourth consecutive quarter of margin improvement.
•Noninterest Expense Decreased 2% for Both Fourth Quarter and Full Year 2024. Noninterest expense for the quarter ended December 31, 2024 totaled $9.0 million, a decrease of $194 thousand, or 2%, when compared to the linked quarter ended September 30, 2024 and decreased $400 thousand, or 4%, when compared to the year ago quarter ended December 31, 2023. The efficiency ratio for the quarter ended December 31, 2024 improved to 58.6%. Year-over-year, noninterest expense decreased $842 thousand, or 2%.
•Sound, Well Capitalized Balance Sheet. All of FVCbank’s (the “Bank”) regulatory capital components and ratios were in excess of thresholds required to be considered "well capitalized", with total risk-based capital to risk-weighted assets of 14.73% at December 31, 2024, compared to 13.83% at December 31, 2023, an increase of 7%. The tangible common equity ("TCE") to tangible assets ("TA") ratio for the Bank increased to 10.87% at December 31, 2024, from 10.12% at December 31, 2023. The Bank’s investment securities are classified as available-for-sale, and therefore the unrealized losses on these securities is fully reflected in the TCE/TA ratio.

For the three months ended December 31, 2024, the Company recorded net income of $4.9 million, or $0.26 diluted earnings per share, compared to a net loss of $5.1 million, or $0.28 diluted loss per share, for the quarter ended December 31, 2023. During the fourth quarter of 2023, the Company sold a portion of its investment portfolio totaling $61.4 million of book value available-for-sale securities which resulted in an after-tax loss of $8.5 million. In addition, the Company reduced excess office space and consolidated two branch locations which resulted in $336 thousand in lease write-offs and severance costs.

For the year ended December 31, 2024, the Company reported net income of $15.1 million, or $0.82 diluted earnings per share, an increase of $11.2 million, compared to net income of $3.8 million, or $0.21 diluted earnings per share for the year ended December 31, 2023. During 2024, the Company surrendered $48.0 million in bank-owned life insurance (“BOLI”), which resulted in a nonrecurring increase of $2.4 million to the Company’s tax provisioning related to the gain associated with the cash payout. For the year ended December 31, 2023, net income included after-tax losses totaling $12.2 million related to sale of $101.7 million in book value available-for-sale investment securities and nonrecurring noninterest expense totaling $457 thousand for office space reductions and severance costs.

Commercial bank operating earnings (non-GAAP) exclude the above noted taxes recorded for the aforementioned BOLI surrender during 2024 and the losses on the sale of available-for-sale investment securities during 2023 along with the office space reductions and severance costs. Excluding these nonrecurring items, commercial bank operating earnings for the quarters ended December 31, 2024 and 2023 were $4.9 million and $3.8 million, respectively, an increase of $1.1 million, or 30%. Commercial bank operating earnings for the year ended December 31, 2024 and 2023 were $17.4 million and $16.3 million, respectively, an increase of $1.1 million, or 7%. Diluted commercial bank operating earnings per share (non-GAAP) for the three months ended December 31, 2024 and 2023 were $0.26 and $0.21, respectively. Diluted commercial bank operating earnings per share (non-GAAP) for the year ended December 31, 2024 and 2023 were $0.95 and $0.90, respectively.

The Company considers commercial bank operating earnings a useful comparative financial measure of the Company’s operating performance over multiple periods. Commercial bank operating earnings are determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of non-GAAP financial measures to their most comparable financial measure in accordance with GAAP can be found in the tables below.

Management Comments
David W. Pijor, Esq., Chairman and Chief Executive Officer of the Company, said:

“We made extensive progress during 2024 to improve our profitability due to our continued focus on quality core growth, increased net interest margin, and improved efficiency. 2024 proved that the difficult decisions we made on balance sheet repositionings during 2023 were appropriate. We are focused on improving upon the progress made during 2024, with continued core loan and deposit growth. Our relationship banking model has allowed us to increase our commercial loan outstandings and commitments, and reduce our reliance on commercial real estate loans. In addition, our approach to balance technology offerings with exceptional personalized customer service continues to support the expansion of our client base. Each of these strategies continues to increase shareholder value, still the driver of every core initiative of FVCbank”

Statement of Condition
Total assets were $2.20 billion at December 31, 2024 and $2.19 billion at December 31, 2023, an increase of $8.4 million.

Loans receivable, net of deferred fees, were $1.87 billion at December 31, 2024 and $1.83 billion at December 31, 2023, an increase of $41.7 million, or 2%. During the fourth quarter of 2024, loan originations totaled $36.5 million with a weighted average rate of 7.84%, and were primarily comprised of commercial and industrial loans. Loan renewals totaled $21.5 million and had a weighted average rate of 8.45%. Loans that paid off during the fourth quarter of 2024 totaled $44.4 million and had a weighted average rate of 6.12%, and were primarily comprised of commercial real estate and construction loans.

Investment securities were $156.7 million at December 31, 2024 and $171.9 million at December 31, 2023. During the year ended December 31, 2024, investment securities decreased $15.1 million, due primarily to principal repayments and maturities totaling $15.7 million, and an increase in the portfolio’s unrealized losses totaling $1.3 million.

Total deposits were $1.87 billion at December 31, 2024 and $1.85 billion at December 31, 2023, an increase of $25.3 million. Noninterest-bearing deposits were $365.7 million at December 31, 2024, or 19.5% of total deposits, and decreased $31.1 million during 2024, as customers continue to move to interest-bearing deposit products. New noninterest-bearing deposits totaled $10.2 million for the quarter ended December 31, 2024. As a member of the IntraFi Network, the Bank offers products to its customers who seek to maximize FDIC insurance protection (“reciprocal deposits”). At December 31, 2024 and December 31, 2023, reciprocal deposits totaled $269.7 million and $254.1 million, respectively, and are considered part of the Company’s core deposit base. Time deposits decreased $58.2 million to $248.2 million during 2024 as time deposits that were originated during 2023 with a weighted average rate of 4.81% matured during 2024. The Company continues to have consistent core deposit inflows at lower interest rates.

At December 31, 2024, wholesale funding totaled $299.9 million and had a weighted average rate of 3.44% (including $250 million in pay-fixed/receive-floating interest rate swaps at an average rate of 3.25%). Wholesale funding at December 31, 2024 includes wholesale deposits totaling $249.9 million and other borrowed funds totaling $50.0 million. For the quarter ended December 31, 2024, the cost of wholesale funding was 3.57% compared to a cost of 3.73% for the year ended December 31, 2024.

Shareholders’ equity at December 31, 2024 was $235.4 million, an increase of $18.2 million, or 8%, from December 31, 2023. Earnings for the full year of 2024 earnings contributed $15.1 million to the increase in shareholders’ equity. Common stock issued during 2024 for stock options exercised contributed $2.1 million to shareholders’ equity. Accumulated other comprehensive loss decreased $894 thousand for the year ended December 31, 2024, which was primarily related to the change in the Company’s other comprehensive income associated with its cash flow hedges at December 31, 2024.

Tangible book value per share (a non-GAAP financial measure which is defined in the tables below) at December 31, 2024 and December 31, 2023 was $12.52 and $11.77, respectively, an increase of 6%. Tangible book value per share, excluding accumulated other comprehensive loss (a non-GAAP financial measure which is defined in the tables below), at December 31, 2024 and December 31, 2023 was $13.80 and $13.12, respectively.

The Bank was well-capitalized at December 31, 2024, with total risk-based capital ratio of 14.73%, common equity tier 1 risk-based capital ratio of 13.74%, and tier 1 leverage ratio of 11.74%.

Asset Quality
For each of the three month periods ended December 31, 2024 and 2023, the Company recorded no provision for credit losses. For the years ended December 31, 2024 and 2023, the Company recorded provision for credit losses totaling $6 thousand and $132 thousand, respectively At December 31, 2024 and 2023, the allowance for credit losses (“ACL”) was $18.1 million and $18.9 million, respectively. The ACL to total loans, net of fees, was 0.97% at December 31, 2024, compared to 1.03% at December 31, 2023. The decrease in the ACL was primarily attributable to the improved economic forecast used for the quantitative portion of the ACL calculation during 2024 and a decrease in reserves for individually evaluated loans due to two loan charge-offs recorded during the fourth quarter of 2024.

Nonaccrual loans and loans 90 days or more past due at December 31, 2024 totaled $12.8 million, or 0.58% of total assets, compared to $1.8 million, or 0.08% of total assets, at December 31, 2023. The increase in nonperforming loans at December 31, 2024 is primarily a result of one commercial real estate loan placed on nonaccrual during the fourth quarter of 2024, totaling $10.3 million, which is well collateralized. Total watchlist loans decreased $14.3 million, or 50%, to $14.5 million at December 31, 2024 compared to December 31, 2023. The Company had no other real estate owned at December 31, 2024 and 2023.

The Company recorded net charge-offs of $937 thousand and $839 thousand for the three and twelve months ended December 31, 2024, respectively. The increase in net charge-offs for the quarter and year ended December 31, 2024 is a result of two loan relationships that were individually evaluated in prior periods and for which reserves had been established for the shortfall of the related collateral. Each loan relationship had specific circumstances that are not indicative of any systemic issues within the Company’s loan portfolio. The specific reserves on these loans totaled $802 thousand, and contributed to the decrease in the ACL as these specific reserves were applied to the loans when they were determined uncollectible.

At December 31, 2024, commercial real estate loans totaled $1.04 billion, or 56% of total loans, net of fees, and construction loans totaled $162.4 million, or 9% of total loans, net of fees. Included in commercial real estate loans are loans secured by office properties totaling $123.8 million, or 7% of total loans, which are primarily located in the Virginia and Maryland suburbs of the Company’s market area, with only $2.3 million, or 0.12% of total loans, located in Washington, D.C. Loans secured by retail properties totaled $251.0 million, or 13% of total loans, at December 31, 2024. Loans secured by multi-family properties totaled $162.8 million, or 9% of total loans, at December 31, 2024. The commercial real estate portfolio, including construction loans, is diversified by asset type and geographic concentration. The Company manages this portion of the portfolio in a disciplined manner, and has comprehensive policies to monitor, measure, and mitigate its loan concentrations within this portfolio segment, including rigorous credit approval, monitoring and administrative practices. The following table provides further stratification of these and additional classes of real estate loans at December 31, 2024 (dollars in thousands).

Owner Occupied Commercial Real Estate				Non-Owner Occupied Commercial Real Estate				Construction
Asset Class	Average Loan-to-Value (1)	Number of Total Loans	Bank Owned Principal (2)	Average Loan-to-Value (1)	Number of Total Loans	Bank Owned Principal (2)	Top 3 Geographic Concentration	Number of Total Loans	Bank Owned Principal (2)	Total Bank Owned Principal (2)	% of Total Loans
Office, Class A	69%	6	$7,374	46%	1	$2,982		—	$—	$10,356
Office, Class B	45%	27	10,173	45%	29	56,502		—	—	66,675
Office, Class C	53%	9	5,326	39%	8	1,842		1	857	8,025
Office, Medical	39%	7	1,093	47%	6	28,060		1	9,633	38,786
Subtotal		49	$23,966		44	$89,386		2	$10,490	$123,842	7%

Retail- Neighborhood/Community Shop		—	$—	44%	31	$86,706	Prince George's County, Maryland, Baltimore County, MD, Fairfax County, VA	1	$5,538	$92,244
Retail- Restaurant	57%	7	6,152	44%	16	25,832		—	—	31,984
Retail- Single Tenant	58%	5	1,919	41%	20	35,856		—	—	37,775
Retail- Anchored,Other		—	—	52%	12	35,266		—	—	35,266
Retail- Grocery-anchored		—	—	46%	9	53,753		0	—	53,753
Subtotal		12	$8,071		88	$237,413		1	$5,538	$251,022	13%

Multi-family, Class A (Market)		—	$—		2	$1,438	Washington, D.C., Baltimore City, Maryland and Richmond City, Virginia	1	$1,276	$2,714
Multi-family, Class B (Market)		—	—	62%	21	69,752		1	3,991	73,743
Multi-family, Class C (Market)		—	—	55%	58	73,141		1	997	74,138
Multi-Family-Affordable Housing		—	—	52%	5	12,157		0	—	12,157
Subtotal		—	$—		86	$156,488		3	$6,264	$162,752	9%

Industrial	51%	40	$65,926	47%	39	$124,079	Prince William County, Virginia, Fairfax County, Virginia and Howard County, Maryland	1	$1,781	$191,786
Warehouse	51%	14	18,745	27%	7	9,188		—	—	27,933
Flex	50%	12	10,212	54%	14	56,393		3	132	66,737
Subtotal		66	$94,883		60	$189,660		4	$1,913	$286,456	15%

Hotels			$—	43%	9	$54,752		1	$7,791	$62,543	3%
Mixed Use	45%	10	$5,745	60%	33	$60,898		—	$—	$66,643	4%

Land			$—			$—		11	$57,213	$57,213	3%
1-4 Family construction			$—			$—		3	$48,504	$48,504	2%
Other (including net deferred fees)			$55,517			$61,528			$24,654	$141,699	8%

Total commercial real estate and construction loans, net of fees, at December 31, 2024			$188,182			$850,125			$162,367	$1,200,674	64%

At December 31, 2023			$212,889			$878,744			$147,998	$1,239,631	68%

(1) Loan-to-value is determined at origination date against current bank owned principal.
(2) Bank-owned principal is not adjusted for deferred fees and costs.
(3) Minimum debt service coverage policy is 1.30x for owner occupied and 1.25x for Non-Owner Occupied at origination.
The loans shown in the above table exhibit strong credit quality, with one classified delinquency at December 31, 2024 totaling $10.2 million, which has a specific reserve totaling $468 thousand. During its assessment of the allowance for credit losses, the Company addressed the credit risks associated with these portfolio segments and believes that as a result of its conservative underwriting discipline at loan origination and its ongoing loan monitoring procedures, the Company has appropriately reserved for possible credit concerns in the event of a downturn in economic activity.

Minority Investment in Mortgage Banking Operation
For the year ended December 31, 2024, the Company recorded income of $376 thousand compared to a loss of $1.1 million for the year ended December 31, 2023, related to its investment in Atlantic Coast Mortgage (“ACM”). For the three months ended December 31, 2024 and 2023, the Company reported a loss of $49 thousand and income of $321 thousand, respectively. The Company’s investment in ACM is reflected as a nonconsolidated minority investment, and as such, the Company’s income generated from the investment is included in non-interest income.

Income Statement
The Company recorded net income of $4.9 million for the three months ended December 31, 2024 compared to a loss of $5.1 million for the three months ended December 31, 2023. Compared to the linked quarter, net income for the three months ended December 31, 2024 increased $231 thousand, or 5%, from $4.7 million for the three months ended September 30, 2024.

Net interest income increased $2.3 million, or 18%, to $14.9 million for the quarter ended December 31, 2024, compared to $12.7 million for the fourth quarter of 2023, and increased $699 thousand, or 5%, compared to the linked quarter ended September 30, 2024. Compared to the year ago quarter ended December 31, 2023, the increase in net interest income for the fourth quarter of 2024 was primarily due to an increase in loan interest income as the loan portfolio reprices in this high interest rate environment.

The Company's net interest margin increased 40 basis points to 2.77% for the quarter ended December 31, 2024 compared to 2.37% for the quarter ended December 31, 2023, and increased 13 basis points from 2.64% for the linked quarter ended September 30, 2024. The increase in net interest margin is a result of continued improvement in the yields of the Company’s loan portfolio and its management to control funding costs.

Compared to the year ago quarter, interest income increased $2.6 million, or 10%, to $29.3 million, for the fourth quarter of 2024 compared to the quarter ended December 31, 2023. Loan interest income increased $2.8 million, or 11%, to $27.5 million for the three months ended December 31, 2024, compared to $24.7 million for the three months ended December 31, 2023, as average total loans increased $49.9 million during this same comparable period. The Company has actively managed its maturing commercial real estate loan portfolio and further diversified its loan mix toward commercial & industrial loans, which generally earn higher yields. For the sixth consecutive quarter, the Company recorded an increase in loan yields. Loan yields increased 45 basis points to 5.87% for the three months ended December 31, 2024 compared to the same period of 2023. The yield on earning assets increased 45 basis points to 5.47% for the three months ended December 31, 2024 compared to 5.02% for the same period of 2023, partially as a result of the balance sheet repositionings completed during 2023 along with the repricing of the Company’s variable rate loan portfolio and new loan originations.

At December 31, 2024, approximately $459.8 million, or 30%, of the Company’s commercial loan portfolio, which is comprised of the following, is expected to reprice in the next 12 months: $113.1 million in fixed rate commercial loans, and $24.1 million in variable rate commercial loans, with an additional $322.6 million in floating rate loans priced currently at market rates. Within the following 24-36 months, $253.1 million in fixed rate commercial loans are scheduled to reprice and an additional $101.0 million in variable rate commercial loans are scheduled to reprice, representing 23% of the current commercial loan portfolio. In the near term, the Company’s efforts to attain appropriate yields on new originations and the repricing of the commercial loan portfolio are expected to provide continued improvement in loan yields.

Interest expense increased $376 thousand, or 3%, to $14.4 million, for the quarter ended December 31, 2024, compared to $14.0 million for the quarter ended December 31, 2023. On a linked quarter basis, interest expense decreased $651 thousand, or 4%, compared to the quarter ended September 30, 2024. Interest expense on deposits increased $819 thousand to $13.6 million for the three months ended December 31, 2024 compared to the three months ended December 31, 2023, reflecting the increase in average balances of non-maturity deposits during 2024. On a linked quarter basis, interest expense on deposits decreased $627 thousand, or 4%, from $14.2 million for the quarter ended September 30, 2024. The cost of deposits (which includes noninterest-bearing deposits) for the fourth quarter ended December 31, 2024 was 2.92%, a decrease of 12 basis points from the previous quarter end. Interest expense on other borrowed funds for the quarter ended December 31, 2024 decreased $440 thousand, or 45%, to $542 thousand from $982 thousand, for the quarter ended December 31, 2023. The cost of interest-bearing liabilities for the fourth quarter of 2024 was 3.64% compared to 3.80% for the third quarter of 2024, a decrease of 16 basis points compared to an increase of 9 basis points from 3.55% for the year ago quarter, demonstrating the Company’s ability to reprice funding costs downward simultaneously with federal funds rate decisions during 2024. The Company continues to decrease interest rates on its various deposit products going into 2025.

Net interest income for the twelve months ended December 31, 2024 and 2023 was $55.6 million and $54.4 million, respectively, an increase of $1.2 million, or 2%, year-over-year. Interest income increased $6.7 million, or 6%, to $113.3 million for the twelve months ended December 31, 2024 as compared to $106.6 million for the comparable 2023 period. Interest expense totaled $57.7 million for the twelve months ended December 31, 2024, an increase of $5.5 million, compared to $52.2 million for the twelve months ended December 31, 2023. The Company’s net interest margin for the twelve months ended December 31, 2024 increased 13 basis points, or 5%, to 2.62% compared to 2.49% for the year ago twelve month period of 2023.

Noninterest income for the three months ended December 31, 2024 totaled $452 thousand compared a loss of $9.9 million for the three months ended December 31, 2023 and $815 thousand for the three months ended September 30, 2024.

Fee income from loans was $43 thousand for the quarter ended December 31, 2024, compared to $35 thousand for the fourth quarter of 2023. Service charges on deposit accounts totaled $285 thousand for the fourth quarter of 2024, compared to $296 thousand for the year ago quarter. Income from BOLI decreased $314 thousand to $71 thousand for the three months ended December 31, 2024, compared to $385 thousand for the same period of 2023, a direct result of the Company's surrender of BOLI policies in the first quarter of 2024. As previously mentioned, the Company recorded a loss of $49 thousand in connection with its minority interest in ACM for the three months ended December 31, 2024, compared to income of $321 thousand for the same period of 2023, and income of $278 thousand for the linked quarter ended September 30, 2024.

For the year ended December 31, 2024, the Company recorded noninterest income totaling $2.5 million, compared to a loss of $13.4 million for the year ended December 31, 2023, which was primarily associated with its securities sales transaction executed during 2023. Fee income from loans was $185 thousand for the year ended December 31, 2024, compared to $388 thousand for the year ended December 31, 2023, which included fee income from back-to-back loan swap transactions entered into during 2023 totaling $187 thousand. Service charges on deposit accounts totaled $1.1 million for the year ended December 31, 2024, compared to $1.0 million for the prior year. Income from BOLI decreased $1.1 million to $397 thousand for the year ended December 31, 2024, compared to $1.5 million for the year ended December 31, 2023, a direct result of the surrendered BOLI that occurred during the first quarter of 2024. Income from the Company’s minority interest in ACM was $376 thousand for the year ended December 31, 2024, compared to a loss of $1.1 million for the same period of 2023.

Noninterest expense totaled $9.0 million for the quarter ended December 31, 2024, a decrease of $400 thousand, or 4%, compared to $9.4 million for the year ago quarter ended December 31, 2023, which included $336 thousand in costs associated with the Company’s office space reduction efforts in 2023. On a linked quarter basis, noninterest expense decreased $194 thousand, or 2%, from $9.2 million for the three months ended September 30, 2024, primarily due to a decrease in salaries and benefits expense during the fourth quarter of 2024. Compared to the year ago quarter, salaries and benefits expense decreased $590 thousand, or 11%, for the three months ended December 31, 2024. The decreases in salaries and benefits expense is primarily a result of reduced staffing and process improvement through the use of technology. Full-time equivalent employees have decreased from 118 at December 31, 2023 to 112 at December 31, 2024, which includes vacancies that are in the process of being filled.

Internet banking and software expense increased $159 thousand to $860 thousand for the fourth quarter of 2024 compared to the quarter ended December 31, 2023, primarily as a result of the implementation of enhanced customer software solutions. Other operating expenses totaled $1.4 million for fourth quarter of 2024 compared to $1.2 million for the year ago quarter ended December 31, 2023, an increase of $270 thousand, which was primarily a result of loan workout expenses that were collected by the Bank during the fourth quarter of 2023. The Company continues to identify and assess opportunities to reduce operating expenses.

For the years ended December 31, 2024 and 2023, noninterest expense was $35.8 million and $36.7 million, respectively, a decrease of $842 thousand, or 2%, primarily as a result of the aforementioned decreases in salaries and benefits expenses. Additionally, occupancy expense decreased $330 thousand to $2.0 million for the year ended December 31, 2024 as compared to $2.4 million for the year ended December 31, 2023, a direct result of the reduction in office space that occurred during 2023. Internet banking and software expense increased $485 thousand to $3.0 million for full year 2024 compared to $2.5 million for 2023, primarily as a result of the implementation of enhanced customer software solutions. Other operating expenses totaled $6.0 million for the year ended December 31, 2024 compared to $5.2 million for the year ended December 31, 2023, an increase of $827 thousand, which was primarily a result of loan workout expenses that were reimbursed to the Bank during 2023.

The efficiency ratio for core bank operating earnings (non-GAAP) for the quarters ended December 31, 2024, September 30, 2024, and December 31, 2023, was 58.6%, 61.2%, and 65.8%, respectively. For the years ended December 31, 2024 and 2023, the efficiency ratio for core bank operating earnings (non-GAAP), was 61.6% and 64.0%, respectively. A reconciliation of the aforementioned efficiency ratio, a non-GAAP financial measure, can be found in the tables below.

The Company recorded a provision for income taxes of $1.5 million for the three months ended December 31, 2024 and a tax benefit of $1.5 million for the three months ended December 31, 2023. For the years ended December 31, 2024 and 2023, provisions for income taxes were $7.2 million and $410 thousand, respectively. The 2024 period includes an additional $2.4 million which is associated with the Company’s surrender of BOLI policies in the first quarter of 2024.

About FVCBankcorp, Inc.
FVCBankcorp, Inc. is the holding company for FVCbank, a wholly-owned subsidiary that commenced operations in November 2007. FVCbank is a $2.20 billion asset-sized Virginia-chartered community bank serving the banking needs of commercial businesses, nonprofit organizations, professional service entities, their owners and employees located in the greater Baltimore and Washington, D.C. metropolitan areas. FVCbank is based in Fairfax, Virginia, and has 8 full-service offices in Arlington, Fairfax, Manassas, Reston and Springfield, Virginia, Washington, D.C., and Baltimore, and Bethesda, Maryland.

For more information about the Company, please visit the Investor Relations page of FVCBankcorp, Inc.’s website, www.fvcbank.com.

Cautionary Note About Forward-Looking Statements
This press release may contain statements relating to future events or future results of the Company that are considered “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. We caution that the forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements. The following factors, among others, could cause our financial performance to differ materially from that expressed in such forward-looking statements: general business and economic conditions, including higher inflation and its impacts, nationally or in the markets that the Company serves could adversely affect, among other things, real estate valuations, unemployment levels, the ability of businesses to remain viable, consumer and business confidence, and consumer or business spending, which could lead to decreases in demand for loans, deposits, and other financial services that the Company provides and increases in loan delinquencies and defaults; the impact of the interest rate environment on our business, financial condition and results of operation, and its impact on the composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest sensitive assets and liabilities; changes in the Company’s liquidity requirements could be adversely affected by changes in its assets and liabilities; changes in the assumptions underlying the establishment of reserves for possible credit losses and the possibility that future credit losses may be higher than currently expected; changes in market conditions, specifically declines in the commercial and residential real estate market, volatility and disruption of the capital and credit markets, and soundness of other financial institutions the Company does business with; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; the Company’s investment securities portfolio is subject to credit risk, market risk, and liquidity risk as well as changes in the estimates used to value the securities in the portfolio; declines in the Company’s common stock price or the occurrence of what management would deem to be a triggering event that could, under certain circumstances, cause us to record a noncash impairment charge to earnings in future periods; geopolitical conditions, including acts or threats of terrorism, or actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad; the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues or emergencies, and other catastrophic events; the management of risks inherent in the Company’s real estate loan portfolio, and the risk of a prolonged downturn in the real estate market, which could impair the value of loan collateral and the ability to sell collateral upon any foreclosure; the impact of changes in bank regulatory conditions, including laws, regulations and policies concerning capital requirements, deposit insurance premiums, taxes, securities, and the application thereof by regulatory bodies; the effect of changes in accounting policies and practices, as may be adopted from time to time by bank regulatory agencies, the Securities and Exchange Commission (the “SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setting bodies; competitive pressures among financial services companies, including the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the effect of acquisitions and partnerships the Company may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions; the Company’s involvement, from time to time, in legal proceedings and examination and remedial actions by regulators; and potential exposure to fraud, negligence, computer theft and cyber-crime, and the Company’s ability to maintain the security of its data processing and information technology systems. The foregoing factors should not be considered exhaustive and should be read together with other cautionary statements that are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, including those discussed in the section entitled “Risk Factors,” and in the Company’s other periodic and current reports filed with the SEC. If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this press release. Therefore, the Company cautions you not to place undue reliance on our forward-looking information and statements. We will not update the forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking statements. New risks and uncertainties may emerge from time to time, and it is not possible to predict their occurrence or how they will affect the Company’s operations, financial condition or results of operations.

FVCBankcorp, Inc.
Selected Financial Data
(Dollars in thousands, except share data and per share data)
(Unaudited)

	At or For the Three Months Ended,		For the Years Ended,
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Selected Balances
Total assets	$2,198,950	$2,190,558
Total investment securities	164,926	181,347
Total loans, net of deferred fees	1,870,235	1,828,564
Allowance for credit losses on loans	(18,129)	(18,871)
Total deposits	1,870,605	1,845,292
Subordinated debt	18,695	19,620
Other borrowings	50,000	85,000
Reserve for unfunded commitments	510	602
Total shareholders' equity	235,354	217,117
Summary Results of Operations
Interest income	$29,281	$26,651	$113,313	$106,615
Interest expense	14,367	13,992	57,723	52,219
Net interest income	14,913	12,659	55,589	54,396
Provision for credit losses	—	—	6	132
Net interest income after provision for credit losses	14,913	12,659	55,583	54,264
Noninterest income - loan fees, service charges and other	422	420	1,752	1,865
Noninterest income - bank owned life insurance	71	385	397	1,452
Noninterest income (loss) on minority membership interest	(49)	321	376	(1,110)
Noninterest gain (loss) on sale of available-for-sale investment securities	9	(10,985)	9	(15,577)
Noninterest expense	9,002	9,402	35,820	36,662
Income (Loss) before taxes	6,363	(6,602)	22,297	4,232
Income tax expense (benefit)	1,463	(1,531)	7,233	410
Net income (loss)	4,900	(5,071)	15,064	3,822
Per Share Data
Net income (loss), basic	$0.27	$(0.28)	$0.83	$0.22
Net income (loss), diluted	$0.26	$(0.28)	$0.82	$0.21
Book value	$12.93	$12.19
Tangible book value (1)	$12.52	$11.77
Tangible book value, excluding accumulated other comprehensive losses (1)	$13.80	$13.12
Shares outstanding	18,204,455	17,806,995
Selected Ratios
Net interest margin (2)	2.77%	2.37%	2.62%	2.49%
Return (loss) on average assets (2)	0.90%	(0.92)%	0.69%	0.17%
Return (loss) on average equity (2)	8.37%	(9.51)%	6.64%	1.82%
Efficiency (3)	58.58%	NM	61.63%	89.36%
Loans, net of deferred fees to total deposits	99.98%	99.09%
Noninterest-bearing deposits to total deposits	19.55%	21.50%
Reconciliation of Net Income (GAAP) to Commercial Bank Operating Earnings (Non-GAAP)(4)
GAAP net income (loss) reported above	$4,900	$(5,071)	$15,064	$3,822
(Gain) loss on sale of available-for-sale investment securities	(9)	10,985	(9)	15,577
Non-recurring tax and 10% modified endowment contract penalty on early surrender of BOLI policies	—	—	2,386	—
Office space reduction and severance costs	—	336	—	457
Income tax benefit associated with non-GAAP adjustments	—	(2,490)	—	(3,527)
Adjusted Net Income, core bank operating earnings (non-GAAP)	$4,891	$3,760	$17,441	$16,329
Adjusted Earnings per share - basic (non-GAAP core bank operating earnings)	$0.27	$0.21	$0.97	$0.92
Adjusted Earnings per share - diluted (non-GAAP core bank operating earnings)	$0.26	$0.21	$0.95	$0.90
Adjusted Return on average assets (non-GAAP core bank operating earnings)	0.90%	0.68%	0.80%	0.72%
Adjusted Return on average equity (non-GAAP core bank operating earnings)	8.36%	7.06%	7.69%	7.78%
Adjusted Efficiency ratio (non-GAAP core bank operating earnings)(3)	58.62%	65.77%	61.63%	63.96%
Capital Ratios - Bank
Tangible common equity (to tangible assets)	10.87%	10.12%
Total risk-based capital (to risk weighted assets)	14.73%	13.83%
Common equity tier 1 capital (to risk weighted assets)	13.74%	12.80%
Tier 1 leverage (to average assets)	11.74%	10.77%
Asset Quality
Nonperforming loans	$12,823	$1,829
Nonperforming loans to total assets	0.58%	0.08%
Nonperforming assets to total assets	0.58%	0.08%
Allowance for credit losses on loans to loans	0.97%	1.06%
Allowance for credit losses on to nonperforming loans	141.38%	1064.70%
Net charge-offs	$937	$49	$839	$375
Net charge-offs to average loans (2)	0.20%	0.01%	0.04%	0.02%
Selected Average Balances
Total assets	$2,185,879	$2,210,366	$2,175,987	$2,272,594
Total earning assets	2,139,505	2,123,455	2,122,236	2,186,467
Total loans, net of deferred fees	1,875,328	1,825,472	1,869,470	1,848,308
Total deposits	1,851,402	1,836,826	1,823,247	1,915,032
Other Data
Noninterest-bearing deposits	$365,666	$396,724
Interest-bearing checking, savings and money market	1,006,898	896,969
Time deposits	248,154	306,349
Wholesale deposits	249,887	245,250

(1) Non-GAAP Reconciliation
(Dollars in thousands, except per share data)
Total shareholders’ equity	$235,354	$217,117
Goodwill and intangibles, net	(7,420)	(7,585)
Tangible Common Equity	$227,934	$209,532
Accumulated Other Comprehensive Income (Loss) ("AOCI")	(23,266)	(24,160)
Tangible Common Equity excluding AOCI	$251,200	$233,692

Book value per common share	$12.93	12.19
Intangible book value per common share	(0.41)	(0.42)
Tangible book value per common share	$12.52	$11.77
AOCI (loss) per common share	(1.28)	(1.35)
Tangible book value per common share, excluding AOCI	$13.80	$13.12
(2)Annualized.
(3)Efficiency ratio is calculated as noninterest expense divided by the sum of net interest income and noninterest income.
(4)Some of the financial measures discussed throughout the press release are “non-GAAP financial measures.” In accordance with SEC rules, the Company classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated statements of income, condition, or statements of cash flows.

FVCBankcorp, Inc.
Summary Consolidated Statements of Condition
(Dollars in thousands)
(Unaudited)

	December 31, 2024	September 30, 2024	% Change Current Quarter	December 31, 2023	% Change From Year Ago

Cash and due from banks	$8,161	$10,051	(18.8)%	$8,042	1.5%
Interest-bearing deposits at other financial institutions	82,789	167,575	(50.6)%	52,480	57.8%
Investment securities	156,740	165,296	(5.2)%	171,859	(8.8)%
Restricted stock, at cost	8,186	8,186	—%	9,488	(13.7)%
Loans, net of fees:
Commercial real estate	1,038,307	1,062,978	(2.3)%	1,091,633	(4.9)%
Commercial and industrial	314,274	288,821	8.8%	216,367	45.3%
Commercial construction	162,367	173,806	(6.6)%	147,998	9.7%
Consumer real estate	325,313	331,713	(1.9)%	363,317	(10.5)%
Warehouse facilities	22,388	10,777	107.7%	3,506	538.6%
Consumer nonresidential	7,586	6,851	10.7%	5,743	32.1%
Total loans, net of fees	1,870,235	1,874,946	(0.3)%	1,828,564	2.3%
Allowance for credit losses on loans	(18,129)	(19,067)	(4.9)%	(18,871)	(3.9)%
Loans, net	1,852,106	1,855,879	(0.2)%	1,809,693	2.3%

Premises and equipment, net	858	866	(0.9)%	997	(13.9)%
Goodwill and intangibles, net	7,420	7,457	(0.5)%	7,585	(2.2)%
Bank owned life insurance (BOLI)	9,219	9,148	0.8%	56,823	(83.8)%
Other assets	73,471	68,824	6.8%	73,591	(0.2)%
Total Assets	$2,198,950	$2,293,282	(4.1)%	$2,190,558	0.4%

Deposits:
Noninterest-bearing	$365,666	$357,028	2.4%	$396,724	(7.8)%
Interest checking	623,811	615,839	1.3%	576,471	8.2%
Savings and money market	383,087	491,496	(22.1)%	320,498	19.5%
Time deposits	248,154	246,527	0.7%	306,349	(19.0)%
Wholesale deposits	249,887	249,877	—%	245,250	1.9%
Total deposits	1,870,605	1,960,767	(4.6)%	1,845,292	1.4%

Other borrowed funds	50,000	57,000	(12.3)%	85,000	(41.2)%
Subordinated notes, net of issuance costs	18,695	19,666	(4.9)%	19,620	(4.7)%
Reserve for unfunded commitments	510	510	—%	602	(15.3)%
Other liabilities	23,786	24,509	(2.9)%	22,927	3.7%

Shareholders’ equity	235,354	230,830	2.0%	217,117	8.4%
Total Liabilities & Shareholders' Equity	$2,198,950	$2,293,282	(4.1)%	$2,190,558	0.4%

FVCBankcorp, Inc.
Summary Consolidated Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	December 31, 2024	September 30, 2024	% Change Current Quarter	December 31, 2023	% Change From Year Ago

Net interest income	$14,913	$14,214	4.9%	$12,659	17.8%
Provision for credit losses	—	(200)	(100.0)%	—	—%
Net interest income after provision for credit losses	14,913	14,414	3.5%	12,659	17.8%

Noninterest income:
Fees on loans	43	54	(20.4)%	35	22.9%
Service charges on deposit accounts	285	301	(5.3)%	296	(3.7)%
BOLI income	71	70	1.4%	385	(81.6)%
Gain (loss) from minority membership interest	(49)	278	(117.6)%	321	(115.3)%
Loss on sale of available-for-sale investment securities	9	—	100.0%	(10,985)	(100.1)%
Other fee income	93	112	(17.0)%	89	4.5%
Total noninterest income	452	815	(44.5)%	(9,859)	(104.6)%

Noninterest expense:
Salaries and employee benefits	4,679	4,853	(3.6)%	5,269	(11.2)%
Occupancy expense	525	465	12.9%	572	(8.2)%
Internet banking and software expense	860	706	21.8%	701	22.7%
Data processing and network administration	690	727	(5.1)%	634	8.8%
State franchise taxes	589	589	—%	584	0.9%
Professional fees	233	224	4.0%	213	9.4%
Office space reduction costs	—	—	—%	273	(100.0)%
Other operating expense	1,426	1,632	(12.6)%	1,156	23.4%
Total noninterest expense	9,002	9,196	(2.1)%	9,402	(4.3)%
Net income before income taxes	6,363	6,033	5.5%	(6,602)	(196.4)%
Income tax expense	1,463	1,364	7.3%	(1,531)	(195.6)%
Net Income	$4,900	$4,669	4.9%	$(5,071)	(196.6)%

Earnings per share - basic	$0.27	$0.26	3.8%	$(0.28)	(196.4)%
Earnings per share - diluted	$0.26	$0.25	4.0%	$(0.28)	(192.9)%
Weighted-average common shares outstanding - basic	18,204,455	18,195,102	0.1%	17,802,810	2.3%
Weighted-average common shares outstanding - diluted	18,493,616	18,433,125	0.3%	18,295,894	1.1%

Reconciliation of Net Income (GAAP) to Commercial Bank Operating Earnings (Non-GAAP):
GAAP net income (loss) reported above	$4,900	$4,669		$(5,071)
(Gain) loss on sale of available-for-sale investment securities	(9)	—		10,985
Office space reduction and severance costs	—	—		336
Income tax benefit associated with non-GAAP adjustments	—	—		(2,490)
Adjusted Net Income, core bank operating earnings (non-GAAP)	$4,891	$4,669		$3,760
Adjusted Earnings per share - basic (non-GAAP core bank operating earnings)	$0.27	$0.26		$0.21
Adjusted Earnings per share - diluted (non-GAAP core bank operating earnings)	$0.26	$0.25		$0.21

Adjusted Return on average assets (non-GAAP core bank operating earnings)	0.90%	0.85%		0.68%
Adjusted Return on average equity (non-GAAP core bank operating earnings)	8.36%	8.15%		7.06%
Adjusted Efficiency ratio (non-GAAP core bank operating earnings)	58.62%	61.19%		65.77%

Reconciliation of Net Income (GAAP) to Pre-Tax Pre-Provision Income (Non-GAAP):
GAAP net income (loss) reported above	$4,900	$4,669	$(5,071)
Provision for credit losses	—	(200)	—
(Gain) loss on sale of investment securities	(9)	—	10,985
Office space redution and severance costs	—	—	336
Non-recurring valuation adjustment of minority investment	—	—	—
Income tax expense (benefit)	1,463	1,364	(1,531)
Adjusted Pre-tax pre-provision income	$6,354	$5,833	$4,719
Adjusted Earnings per share - basic (non-GAAP pre-tax pre-provision)	$0.35	$0.32	$0.27
Adjusted Earnings per share - diluted (non-GAAP pre-tax pre-provision)	$0.34	$0.32	$0.26

Adjusted Return on average assets (non-GAAP pre-tax pre-provision)	1.16%	1.07%	0.85%
Adjusted Return on average equity (non-GAAP pre-tax pre-provision)	10.85%	10.18%	8.85%

FVCBankcorp, Inc.
Summary Consolidated Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	For the Year Ended
	December 31, 2024	December 31, 2023	% Change

Net interest income	$55,589	$54,396	2.2%
Provision for credit losses	6	132	(95.5)%
Net interest income after provision for credit losses	55,583	54,264	2.4%

Noninterest income:
Fees on loans	185	388	(52.3)%
Service charges on deposit accounts	1,126	1,028	9.5%
BOLI income	397	1,452	(72.7)%
Income (loss) from minority membership interest	376	(1,110)	(133.9)%
Gain (loss) on sale of available-for-sale investment securities	9	(15,577)	(100.1)%
Other fee income	441	449	(1.8)%
Total noninterest income (loss)	2,534	(13,370)	(119.0)%

Noninterest expense:
Salaries and employee benefits	18,752	20,643	(9.2)%
Occupancy expense	2,027	2,357	(14.0)%
Internet banking and software expense	2,990	2,505	19.4%
Data processing and network administration	2,719	2,468	10.2%
State franchise taxes	2,358	2,338	0.9%
Professional fees	927	858	8.0%
Office space reduction costs	—	273	—%
Other operating expense	6,047	5,220	15.8%
Total noninterest expense	35,820	36,662	(2.3)%
Net income before income taxes	22,297	4,232	426.9%
Income tax expense	7,233	410	1664.1%
Net Income	$15,064	$3,822	294.1%

Earnings per share - basic	$0.83	$0.22	284.9%
Earnings per share - diluted	$0.82	$0.21	291.1%
Weighted-average common shares outstanding - basic	18,057,202	17,722,778	1.9%
Weighted-average common shares outstanding - diluted	18,396,533	18,231,346	0.9%

Reconciliation of Net Income (GAAP) to Commercial Bank Operating Earnings (Non-GAAP):
GAAP net income reported above	$15,064	$3,822
(Gain) loss on sale of available-for-sale investment securities	(9)	15,577
Office space reduction and severance costs	—	457
Non-recurring tax and 10% modified endowment contract penalty on early surrender of BOLI policies	2,386	—
Income tax benefit associated with non-GAAP adjustments	—	(3,527)
Adjusted Net Income, core bank operating earnings (non-GAAP)	$17,441	$16,329
Adjusted Earnings per share - basic (non-GAAP core bank operating earnings)	$0.97	$0.92
Adjusted Earnings per share - diluted (non-GAAP core bank operating earnings)	$0.95	$0.90

Adjusted Return on average assets (non-GAAP core bank operating earnings)	0.80%	0.72%
Adjusted Return on average equity (non-GAAP core bank operating earnings)	7.69%	7.78%
Adjusted Efficiency ratio (non-GAAP core bank operating earnings)	61.63%	63.97%

Reconciliation of Net Income (GAAP) to Pre-Tax Pre-Provision Income (Non-GAAP):
GAAP net income reported above	$15,064	$3,822
Provision for credit losses	6	132
(Gain) loss on sale of investment securities	(9)	15,577
Office space redution and severance costs	—	457
Non-recurring tax and 10% modified endowment contract penalty on early surrender of BOLI policies	2,386	—
Income tax expense	4,847	410
Adjusted Pre-tax pre-provision income	$22,294	$20,398
Adjusted Earnings per share - basic (non-GAAP pre-tax pre-provision)	$1.23	$1.15
Adjusted Earnings per share - diluted (non-GAAP pre-tax pre-provision)	$1.21	$1.12

Adjusted Return on average assets (non-GAAP pre-tax pre-provision)	1.02%	0.90%
Adjusted Return on average equity (non-GAAP pre-tax pre-provision)	9.83%	9.72%

FVCBankcorp, Inc.
Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	12/31/2024			9/30/2024			12/31/2023
	Average Balance	Interest Income/Expense	Average Yield	Average Balance	Interest Income/Expense	Average Yield	Average Balance	Interest Income/Expense	Average Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial real estate	$1,050,985	$13,792	5.25%	$1,075,258	$13,969	5.20%	$1,089,549	$13,549	4.97%
Commercial and industrial	300,781	6,157	8.19%	268,484	5,558	8.28%	206,350	3,916	7.59%
Commercial construction	176,973	3,200	7.23%	168,155	3,175	7.55%	154,049	2,684	6.97%
Consumer real estate	327,164	4,012	4.91%	334,385	4,047	4.84%	365,582	4,391	4.80%
Warehouse facilities	13,010	224	6.89%	26,043	489	7.51%	3,903	78	8.00%
Consumer nonresidential	6,415	131	8.17%	6,827	143	8.38%	6,039	130	8.62%
Total loans	1,875,328	27,516	5.87%	1,879,152	27,381	5.83%	1,825,472	24,748	5.42%

Investment securities (2)	202,060	1,046	2.07%	205,019	1,050	2.05%	252,958	1,285	2.03%
Interest-bearing deposits at other financial institutions	62,117	719	4.60%	57,984	802	5.50%	45,025	619	5.45%
Total interest-earning assets	2,139,505	$29,281	5.47%	2,142,155	$29,233	5.46%	2,123,455	$26,652	5.02%

Non-interest earning assets:
Cash and due from banks	8,938			7,443			6,195
Premises and equipment, net	875			892			1,041
Accrued interest and other assets	55,380			56,312			98,509
Allowance for credit losses	(18,819)			(19,219)			(18,834)
Total Assets	$2,185,879			$2,187,583			$2,210,366

Interest-bearing liabilities:
Interest checking	$615,456	$5,310	3.43%	$620,256	$5,652	3.62%	$631,775	$5,308	3.33%
Savings and money market	378,847	3,313	3.48%	362,663	3,482	3.82%	310,199	1,715	2.82%
Time deposits	249,650	2,740	4.37%	264,125	2,929	4.41%	272,784	3,579	4.15%
Wholesale deposits	249,870	2,209	3.52%	249,851	2,136	3.40%	218,176	2,151	3.91%
Total interest-bearing deposits	1,493,823	13,572	3.61%	1,496,895	14,199	3.77%	1,432,934	12,753	3.53%

Other borrowed funds	55,429	542	3.88%	57,000	563	3.93%	112,935	982	3.45%
Subordinated notes, net of issuance costs	19,531	254	5.18%	19,656	257	5.21%	19,611	257	5.21%
Total interest-bearing liabilities	1,568,783	$14,368	3.64%	1,573,551	$15,019	3.80%	1,565,480	$13,992	3.55%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	357,579			358,618			403,892
Other liabilities	25,362			26,252			27,804
Shareholders’ equity	234,155			229,162			213,190
Total Liabilities and Shareholders' Equity	$2,185,879			$2,187,583			$2,210,366
Net Interest Margin		$14,913	2.77%		$14,214	2.64%		$12,660	2.37%
(1)Non-accrual loans are included in average balances.
(2)The average balances for investment securities includes restricted stock.

FVCBankcorp, Inc.
Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities
(Dollars in thousands)
(Unaudited)

	For the Years Ended
	2024			2023
	Average Balance	Interest Income/Expense	Average Yield	Average Balance	Interest Income/Expense	Average Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial real estate	$1,076,027	$55,116	5.12%	$1,103,325	$53,356	4.84%
Commercial and industrial	262,844	21,099	8.03%	206,432	15,170	7.35%
Commercial construction	165,134	12,044	7.29%	154,658	10,917	7.06%
Consumer real estate	341,843	16,616	4.86%	358,740	17,039	4.75%
Warehouse facilities	17,408	1,284	7.38%	19,097	1,343	7.03%
Consumer nonresidential	6,214	509	8.19%	6,056	548	9.05%
Total loans	1,869,470	106,668	5.71%	1,848,308	98,373	5.32%

Investment securities (2)	208,406	4,351	2.09%	287,454	5,606	1.95%
Interest-bearing deposits at other financial institutions	44,360	2,294	5.17%	50,705	2,641	5.21%
Total interest-earning assets	2,122,236	$113,313	5.34%	2,186,467	$106,620	4.88%

Non-interest earning assets:
Cash and due from banks	7,474			6,168
Premises and equipment, net	930			1,121
Accrued interest and other assets	64,310			97,440
Allowance for credit losses	(18,963)			(18,602)
Total Assets	$2,175,987			$2,272,594

Interest-bearing liabilities:
Interest checking	$571,432	$19,526	3.42%	$581,655	$16,903	2.91%
Savings and money market	344,272	12,384	3.60%	254,721	6,102	2.40%
Time deposits	275,288	11,979	4.35%	349,270	12,791	3.66%
Wholesale deposits	263,664	9,317	3.53%	303,472	11,549	3.81%
Total interest-bearing deposits	1,454,656	53,206	3.66%	1,489,118	47,345	3.18%

Other borrowed funds	79,874	3,492	4.37%	102,050	3,844	3.77%
Subordinated notes, net of issuance costs	19,613	1,026	5.23%	19,590	1,030	5.26%
Total interest-bearing liabilities	1,554,143	$57,724	3.71%	1,610,758	$52,219	3.24%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	368,591			425,914
Other liabilities	26,408			26,013
Shareholders’ equity	226,845			209,909
Total Liabilities and Shareholders' Equity	$2,175,987			$2,272,594
Net Interest Margin		$55,589	2.62%		$54,401	2.49%
(1)Non-accrual loans are included in average balances.
(2)The average balances for investment securities includes restricted stock.